Exhibit 4.2

CONVERTIBLE NOTE AGREEMENT

OF

SHAANXI TECHTEAM JINONG HUMIC ACID PRODUCT CO., LTD.

Section 1. Designation and Amount.

The designation of such notes shall be "Convertible Notes, RMB100 face value per note, annual interest rate of 3%, with maturity on June 30, 2019” (“Convertible Notes”, “Notes”). The shares that the Convertible Note can be converted into shall represent only the shares of Common Stock (“Common Stock”) issued by Parent Company (“Parent Company”) of Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (“the Company”)

(CUSIP: 16943W105)

Section 2. Noteholders.

In forms of private placement, the Convertible Notes are issued as part of the purchase consideration to related shareholders of the Target Company (“Target Company”) who signed into Strategic Acquisition Agreements (“SAA”) with the Company. The related shareholders of the Target Company shall transfer the interest and control they owned at the Target Company to the Company in exchange of the Convertible Notes as a payment of the Convertible Notes for all or part of consideration. As the Noteholders (“Noteholders”) of the Convertible Notes, they get all the priority rights of the Convertible Notes.

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Section 3. Ranking.

The Convertible Notes shall be senior to any shares of the preferred stock and any shares of the Common Stock of Parent Company, and each other class or series of capital stock of Parent Company hereafter created (together with the preferred stock, the Common Stock, and the "Junior Stock"), in each case as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

Section 4. Interest.

The interest of the Convertible Notes with a compound annual rate of 3% gets accrued to the Company in preference over any dividend paid on or declared and set aside for any Junior Stock, and shall get paid off with any unpaid balance that consists with the compound interest rate and outstanding principal on the maturity date. The interest is calculated on each anniversary of the Agreement Date, the day at the end of its Fiscal year of the Company (“Agreement Date”).

(A)	The Convertible Notes with the three-year maturity shall be accruing compound interest at the end of fiscal year of the Company, and shall be repurchased by the Company to pay off the Notes’ principal and interest. The compound interest method is adopted by the Company to accrue interest on the Convertible Notes; the amount of interest calculated at the end of the first fiscal year shall be added to the principal for the purpose to calculate the accrued interest at the end of the second fiscal year, and the interest in the third fiscal year shall be calculated on the amount that equals to the sum of the unpaid principal and unpaid compound interest accrued in the previous years.

Section 5. Payment Amount at Maturity.

Each Convertible Note is designated with a face value RMB 100 per note for a three-year term. On the maturity date, the Notes shall be repurchased by the Company with payment amount equal to the sum of the unpaid principal and accrued unpaid interest. The Noteholders have no right to request the Company to repurchase the Note before the maturity date. If the Noteholders send a written request to the company, the company has right to refuse the repurchase of the Notes. On the maturity date, the repurchase or the conversion of Convertible Notes executed by the company should be pursuant to the arrangement specified in section 7 and section 8.

(A)	On the maturity date, the due amount of the Convertible Notes equals to any unpaid principal of the Notes and any accrued compound interests unpaid.

Section 6. Liquidation Preference.

In the event of liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the Noteholders shall be entitled to receive, out of the assets of the Company available for distribution to its stockNoteholders before any payment shall be made to the Noteholders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, with respect to each Convertible Note (involved interest) an amount equal to the greater of (i) the Convertible Notes’s unpaid principal plus all accrued but unpaid interests and other declared but unpaid dividends on such Convertible Notes transferred to Common Stock, and (ii) If upon any such Liquidation, the assets of the Company available for distribution to its stockNoteholders shall be insufficient to pay the Noteholders the full liquidation preference to which they shall be entitled under this Section 6(A), the Noteholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All payments for which this Section 6(A) provides shall be in cash, property (valued at its Fair Market Value) or a combination thereof; provided, however, that no cash shall be paid to Noteholders of shares of Common Stock or any other Junior Stock unless each Noteholder of the Convertible Note has been paid in cash the full amount to which such Noteholder shall be entitled under this Section 6(A). After payment of the full Convertible Note Liquidation Amount, such Noteholders of the Convertible Note will not be entitled to any further participation as such in any distribution of the assets of the Company. The “Convertible Note face value" shall be RMB 100 per note and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company's capital structure.

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(A)	For purposes hereof, any transaction or series of related transactions that constitute (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Group taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company's stockNoteholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company or (iv) a transaction or series of related transactions following which the Company's stockNoteholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a "Reorganization Event") shall be deemed to be a Liquidation unless otherwise determined by the Noteholders of at least a majority of the Convertible Notes then outstanding. Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(B)	Unless otherwise waived by the Noteholders of at least a majority of the Convertible Notes, the Company shall deliver a written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the Noteholders of record of the Convertible Notes at their respective addresses as the same shall appear on the books of the Company.

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Section 7 Conversion

When the Convertible Notes is due on the maturity date, the Noteholder has the right to send conversion request to the company, and the Company has the right to make choice to select the repurchase or the conversion method. When the Convertible Notes will be converted into the Parent Company's Common Stock if any, the holders of the converted Common Stocks will be entitled to the equivalent rights of the Parent Company’s other Common Stock shareholders of the same class pursuant to the articles of incorporation of the Parent Company.

(A)	If the Convertible Notes will be converted at the maturity date into Common Stock, the Conversion Price (“Conversion Price”) will be the higher of (i) prefixed conversion price of US$ 5 per shares of Common Stock, or (ii) 75% of closing price at the date of conversion notification submission date by the Noteholder.

(B)	After the Convertible Notes mature when the conversion notification is submitted to the Company by the Noteholder, the number of shares of Common Stock converted is equal to (i) the sum of the unpaid principal amount of the Convertible Notes plus any accrued unpaid interest pursuant to the compound interest rate, divided by (ii) the calculated Conversion Price pursuant to section 7(B). The formula to calculate the number of shares of Common Stock from the conversion of Convertible Notes is as follows:

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Cn = [Bv(1 + i)^n] / Vc

Where,

Cn = Number of shares of Common Stock that the Convertible Notes can be converted into

Bv = principal amount of the Convertible Notes held by the Noteholder (the product of the number of the Convertible Notes to be converted multiplied by the face value of the Convertible Note)

i = annual interest rate

n = number of years until the maturity date of the Convertible Note.

Vc =75% of closing price of Common Stock after the Convertible Notes matures when the conversion notification is submitted to the Company by the Noteholder.

(C)	On the maturity date, if the Target Company reaches the predetermined performance goal specified in SAA, and the Noteholders have fully complied with the Non-Compete Agreement, the Company has the right to choose payment method to pay off the Note considering the Parent Company, the Company, and the Target Company’s operating condition.

a)	The company has the option to (i) repurchase all the Convertible Notes held by the Noteholder with full cash, (ii) repurchase part of the Convertible Note with cash, and convert remaining Convertible Notes into Common Stock for the Noteholder to continue to hold, or (iii) repurchase all the Convertible Notes held by Noteholder with the Common Stock that all the Convertible Notes will be converted into.

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b)	The Noteholders have the right to (i) request the Company to convert all or part of the Convertible Notes into corresponding Common Stocks at the maturity date, or (ii) continually hold the Convertible Notes till the Noteholders submit conversion notification in written to the company to convert the Notes into Common Stocks at their own will after the maturity date. After the maturity date of the Convertible Notes, if the Noteholder choose to continually hold the Convertible Notes, the Notes will no longer accrue any interest on the unpaid principal and interest balance of the Notes.

(D)	When the Convertible Notes get converted into Common Stocks of the Parent Company after the maturity, and the Parent Company declares or pays any dividend at the Conversion, the Parent Company shall also pay dividend to each share of Common Stock that the Convertible Notes get converted into. The total dividend amount payable to the converted Common Stock is equal to the product of the following: (i) dividend payable to each Common Stock or dividend amount that should be allocated, multiplied by (ii) number of Common Stock that all or part of the Convertible Notes get converted into (without regard to any limitations or restrictions on the Convertible Notes conversion). Such dividend amount becomes payable to the holder of the pertaining Common Stock after the Parent Company declares dividend payment.

(E)	Mechanics of Voluntary Conversion. The Voluntary Conversion of the Convertible Notes shall be conducted pursuant to the following arrangements:

a)	The Conversion Request submitted by the Noteholders. To convert the Convertible Notes into shares of Common Stock on any date (the "Voluntary Conversion Date") on and after the maturity date of the Convertible Note, the Noteholder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice"), to the Company, and (ii) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three Business Days after such date the original certificates representing the Convertible Notes being converted . If the conversion request violates the terms in section 7(D), the Company has right to refuse the conversion request.

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b)	Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within three Business Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such Noteholder. If the conversion request violates the terms in section 7(D), the Company has right to refuse the conversion request.

c)	Record Shareholder (“Record Shareholder”). The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of The Convertible Notes shall be treated for all purposes as the Record Shareholder of such shares of Common Stock on the Voluntary Conversion Date.

Section 8. Redemption.

In the following circumstances, the company has the right to require the Noteholders to buy back up to the whole interest of the Target Company by payments including tendering the Convertible Notes that they hold,

a)	The Target Company or the Noteholders’ behavior have incurred significant adverse impacts on the Company and/or the Parent Company, and have caused irreparable damage to the Company, and/or the Parent Company.

b)	On the maturity date, the Target Company fails achieve a target growth rate of average compound sales specified in the SAA ("Target Growth Rate") during the three-year period of the Convertible Note.

(B)	In case of section 8 (A) (a), the Company has right to withdraw from the SAA and VIE agreements and require the Noteholders to pay back the Company the sum of the following payments (i) tender all the unpaid Convertible Notes issued to and held by Noteholders plus cash with amount equal to the full cash amount specified in the SAA paid by the Company to the Noteholder for the purpose of acquiring the interest and control of the Target Company through VIE agreements, plus (ii) the product of the total amount obtained in the preceding clause section 8 (B) (i) as the sum of the unpaid principal and accrued interest of the Notes and the cash with the amount in SAA, multiplied by 15% compensation rate.

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(C)	In case of section 8 (A) (b), if the Target Company cannot achieve the Target Growth Rate in compound sales growth during the Note’s three-year period from SAA, the Noteholders will be obliged to write down a portion of the principal and accrued interest on Convertible Notes that the Noteholder is entitled to get paid otherwise. The write-down amount herein shall be pro rata to the difference between actual average compound sales growth rate achieved and the Target Growth Rate. The formula to calculate the write-down is as follows:

DA = P * [(R0– R’)/ R0 ]

Where,

DA =write-down amount

P = the sum of principal and accrued interest of the Convertible Notes at the maturity date

R0 = Target Growth Rate

R’= actual average compound sales growth rate realized during the Note’s three-year period.

For the remaining principal and accrued interest of the Convertible Notes that does not get written down herein, the Noteholders are entitled to all the powers, designations, preferences and other rights of the Notes including receiving principal and interest payments, requesting conversion of the Convertible Notes into Common Stock, and receiving converted Common Stock if any. Pursuant to Section 7 (D), the Company has right to select payment method upon receiving the Conversion Notice..

(D)	The Company has the right to request the Noteholder to buy back the interest of the Target Company pursuant to Section 8(A), and such right shall be exercisable by delivering written notice to the Noteholder (the "Redemption Request") at least twenty (20) Business Days prior to the proposed date of redemption (the "Redemption Date") set forth in the Redemption Request. For the avoidance of doubt, pursuant to Section 8(A), the Company has the right to exercise the Redemption Request, and whether to exercise such Redemption Request right is at the Company’s will and consideration.

(E)	Upon receiving the Redemption Request from the Company (pursuant to Section 8(D), The Noteholder shall tender all the payments on the latter of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing that the Convertible Notes get redeemed (if the Noteholders need specific arrangement on the receipt of surrender of the certificates herein, such arrangement shall be sent in written notice to the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require Noteholder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying all the payments to fulfill Redemption Request.

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(F)	The Convertible Notes to be redeemed on the Redemption Date will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the Noteholder thereof as a Noteholder (except the right to get back from the Company the interest of the Target Company) shall cease and terminate with respect to such shares; provided, that in the event that the Convertible Note is not redeemed due to a default in returning the interest of the Target Company by the Company or because the Company is otherwise unable to redeem the Convertible Notes , all the Convertible Notes submitted for redemption will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided herein.

Section 9. Retirement of Reacquired Notes.

Subject to Section 7 and Section 8, any Convertible Notes repurchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

Section 10. Withholding Rights

The Company shall be entitled to deduct and withhold in respect of any interests or deemed interests with respect to the Convertible Notes or any other amounts paid or deemed to be paid by the Company hereunder or under any of the transaction documents, taking into account the agreements of the parties under this agreement or any other purchase agreement, such amounts as the Company reasonably determines are required to be deducted.

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Section 11. Lost or Stolen Certificates.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing the Convertible Notes, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Noteholder of such Convertible Notes to the Company in customary form and, in the case of mutilation, upon surrender and cancellation such certificates, the Company shall execute and deliver new Convertible Note certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue certificates of such Convertible Notes if the Noteholder contemporaneously requests the Company to convert such Convertible Notes into shares of Common Stock.

Section 12. Injunctive Relief.

The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Noteholders of Convertible Notes and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Noteholders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 13. Failure or Indulgence Not Waiver

No failure or delay on the part of a Noteholder of Convertible Notes in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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Section 14. Transfer of the Notes

A Noteholder may not assign some or all of the Notes and the accompanying rights hereunder held by such Noteholder without the consent of the Company otherwise approved in writing by the Company.

Section 15. Notes Register.

The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Noteholders of Convertible Notes), a register for Convertible Notes, in which the Company shall record the name and address of the persons in whose name Convertible Notes have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any of Convertible Notes is registered on the register as the owner and Noteholder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 16. Take Effect.

This Agreement in duplicate, both with effect from the date of signature or seal of each party holds one having the same legal effect.

SHAANXI TECHTEAM JINONG HUMIC ACID PRODUCT CO., LTD.

Authorized representative

Shareholders Signature:

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